Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 16, 2019, relating to the consolidated financial statements and financial statement schedule of Performance Food Group Company and subsidiaries, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Performance Food Group Company for the fiscal year ended June 29, 2019 which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

February 5, 2020